Exhibit 10.3

RESTRICTED STOCK UNIT GRANT CERTIFICATE
UNDER THE KKR & CO. INC. 2019 EQUITY INCENTIVE PLAN
(EXECUTIVE)

KKR & Co. Inc. (the “Corporation”), pursuant to its KKR & Co. Inc. 2019 Equity Incentive Plan (the “Plan”), hereby grants to the Grantee set forth below the number of Restricted Stock Units (“RSUs”) set forth below.  The RSUs are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto), and in the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Grantee:	Participant Name

Date of Grant:	Grant Date

Number of RSUs:	Number of Awards Granted

Vesting Schedule:
The following sets forth each applicable Service Vesting Date upon which the RSUs granted hereunder shall become vested, subject to the Grantee’s continued Employment through each such date and other terms and conditions contained in the attached Restricted Stock Unit Grant Agreement.

Percentage of RSUs Vesting:	Applicable Service Vesting Date:

Post-Settlement Transfer Restrictions under Section 3.3 of the Restricted Stock Unit Agreement	□ Applicable □ Inapplicable

Minimum Retained Ownership Percentage under Section 3.4 of the Restricted Stock Unit Agreement:	□ Applicable □ Inapplicable Minimum Retained Ownership Percentage if applicable: 15%
*          *          *

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT CERTIFICATE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT CERTIFICATE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

KKR & CO. INC.	GRANTEE

Electronic Signature
By:	Name: Participant Name
Title:	Date: Grant Date

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE KKR & CO. INC. 2019 EQUITY INCENTIVE PLAN
(EXECUTIVE)

Pursuant to the Restricted Stock Unit Grant Certificate (the “RSU Grant Certificate”) delivered to the Grantee (as defined in the RSU Grant Certificate), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the KKR & Co. Inc. 2019 Equity Incentive Plan (the “Plan”), KKR & Co. Inc. (the “Corporation”) and the Grantee agree as follows. The RSU Grant Certificate is incorporated into and deemed a part of this Restricted Stock Unit Agreement. Capitalized terms not otherwise defined herein or in Appendix A (attached hereto) shall have the meaning set forth in the Plan.

RECITALS

WHEREAS, the board of directors of the Corporation (the “Board”) has determined it is in the best interests of the Corporation to provide the Grantee with this Agreement and the RSU Grant Certificate pursuant to and in accordance with the terms of the Plan.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to the following:

ARTICLE I
GRANT OF RESTRICTED STOCK UNITS

Section 1.1.   Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Corporation hereby grants to the Grantee the number of Restricted Stock Units (“RSUs”) provided in the RSU Grant Certificate (with each RSU representing an unfunded, unsecured right to receive one share of Class A Common Stock upon vesting, subject to any adjustment pursuant to Section 9 of the Plan). The grant of RSUs hereunder is conditioned upon the Grantee’s agreement to and compliance with the covenants and obligations contained in the confidentiality and restrictive covenant obligations, attached hereto as Appendix C (the “Confidentiality and Restrictive Covenant Agreement”) and incorporated herein by reference.

ARTICLE II
VESTING AND SETTLEMENT OF RESTRICTED STOCK UNITS

Section 2.1.   Vesting of RSUs.

(a)	Subject to the terms and conditions contained herein and in the Plan, the RSUs shall vest as provided in the RSU Grant Certificate and this Section 2.1.

(i)
Subject to the Grantee’s continued Employment through the Service Vesting Date(s) as specified in the RSU Grant Certificate, the RSUs shall become vested on such date(s) as to the percentage(s) of RSUs set forth in the RSU Grant Certificate.

(ii)
If, prior to the date the RSUs are vested or such RSUs otherwise terminate and are forfeited: (A) the Grantee's Employment terminates due to the Grantee's Retirement, then all Retirement RSUs shall be vested; (B) the Grantee dies or experiences a Disability, then all unvested RSUs shall be vested; and (C) if a Change in Control occurs prior to any termination of the Grantee's Employment, then all or any portion of any unvested RSUs may be vested, subject, in each case of clause (A), (B) or (C), to the discretion of the Administrator.  Notwithstanding the foregoing, if the Corporation receives an opinion of counsel that there has been a legal judgment or legal development in the Grantee’s jurisdiction that would likely result in the favorable treatment applicable to the Retirement RSUs pursuant to this Section 2.1(a)(ii) being deemed unlawful and/or discriminatory, then the Corporation will not apply the favorable treatment at the time the Grantee's Employment terminates due to the Grantee's Retirement under clause (A) above, and the RSUs will be treated as set forth in Section 2.1(a)(i), 2.1(b), 2.1(c) or the other provisions of this Section 2.1(a)(ii), as applicable.

(iii)	All RSUs that become vested under this Section 2.1(a) shall be Settled pursuant to Section 2.2 of this Agreement.

(b)
If the Grantee’s Employment terminates for any reason other than due to the Grantee’s death, Disability or Retirement, all then unvested RSUs (including any RSUs that are not Retirement RSUs) shall immediately terminate and be forfeited without consideration, and no shares of Class A Common Stock shall be delivered hereunder.

(c)
Unless otherwise agreed in writing between the Grantee and the Designated Service Recipient, the Grantee’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively providing services (even if still considered employed or engaged under local Law) and will not be extended by any notice period mandated under local Law (e.g., active Employment would not include a period of “garden leave” or similar period pursuant to local Law), and all unvested RSUs shall immediately be forfeited upon such date.

Section 2.2.   Settlement of RSUs.

(a)
To the extent that an RSU becomes vested and the applicable Service Vesting Date has occurred, the applicable percentage of RSUs shall be Settled as soon as administratively practicable on or following the applicable Service Vesting Date. The Settlement of RSUs that become vested upon a termination of Employment due to Grantee’s Retirement, death or Disability or due to a Change in Control, as applicable, shall not be accelerated such that any such RSUs shall be Settled on the applicable Service Vesting Date as set forth on the RSU Grant Certificate that such RSUs would otherwise have become vested. The date on which any RSU is to be Settled hereunder is referred to as a “Delivery Date.”

(b)
On any Delivery Date, each vested RSU being Settled shall be cancelled in exchange for the Corporation delivering, or causing to be delivered by the Designated Service Recipient, to the Grantee either (i) the number of shares of Class A Common Stock equal to the number of RSUs that are to be Settled on such Delivery Date pursuant to Section 2.2(a) or (ii) an amount of cash, denominated in U.S. dollars, equal to the Fair Market Value of the foregoing number of shares of Class A Common Stock (a “Cash Payment”). The Administrator may elect in its sole discretion whether to Settle the RSUs in Class A Common Stock or by a Cash Payment. Any of the foregoing payments or deliveries shall in all instances be subject to Sections 4.4 and 4.6.

(c)
Subject to the provisions of this Article II relating to the number of RSUs that are to be Settled on any applicable Delivery Date and solely to the extent permitted under Section 409A, if applicable, the Corporation may impose such other conditions and procedures in relation to the Settlement of RSUs as it may reasonably determine.

Section 2.3.   No Dividend Payments. The RSUs granted to the Grantee hereunder do not include the right to receive any dividend payments.

ARTICLE III
RESTRICTIONS ON TRANSFERS AND OTHER LIMITATIONS

Section 3.1.   Transfer Restrictions on RSUs.

(a)
The Grantee may not Transfer all or any portion of the Grantee’s RSUs to any  Person (including to any Permitted Transferee) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Corporation may require) as determined by the Administrator.

(b)	Prior to a Transfer of any RSUs to any Person that the Administrator consents to, such Person must consent in writing to be bound by this Agreement and deliver such consent to the Administrator.

(c)	Any purported Transfer of RSUs that is not in accordance with this Section 3.1 is null and void.

Section 3.2.   Confidentiality and Restrictive Covenant Agreement. The Grantee acknowledges and agrees that the Grantee is bound by and will comply with the Confidentiality and Restrictive Covenant Agreement contained in Appendix C and any other similar agreements that the Grantee has entered into with the Designated Service Recipient, the Corporation, KKR Holdings L.P., KKR Associates Holdings L.P., or any other member of the KKR Group, as applicable, as such agreements may be amended from time to time.  If the Grantee is a limited partner of KKR Holdings L.P. or KKR Associates Holdings L.P., the Grantee further acknowledges and agrees that references to a Confidentiality and Restrictive Covenant Agreement in the limited partnership agreements of KKR Holdings L.P. and KKR Associates Holdings L.P. shall be deemed to include the Confidentiality and Restrictive Covenant Agreement contained in Appendix C hereto.

Section 3.3.    Post-Settlement Transfer Restrictions on Class A Common Stock.

The provisions of this Section 3.3 and any references to a Transfer Restricted Class A Common Stock shall not be applicable to the RSUs granted to the Grantee hereunder if so indicated on the RSU Grant Certificate.

(a)
The Grantee may not Transfer all or any portion of the Grantee’s Transfer Restricted Class A Common Stock (as defined below) (including to any Permitted Transferee) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Corporation may require) as determined by the Administrator. Any permitted transfer pursuant to this Section 3.3(a) shall be made in accordance with Section 3.1.

(b)
A “Transfer Restricted Class A Common Stock” refers to all Class A Common Stock or Cash Payment delivered upon Settlement of a vested RSU until (i) the first anniversary of the applicable Service Vesting Date, in the case of 50% of such Class A Common Stock or Cash Payment and (ii) the second anniversary of such Service Vesting Date, in the case of the remaining 50% of such Class A Common Stock or Cash Payment.

(c)
If the Grantee breaches in any significant or intentional manner, as determined by the Administrator in its sole discretion, any of the Grantee’s covenants in Appendix C, the Administrator, in its sole discretion, may direct that the Grantee forfeit all or a portion of the Transfer Restricted Class A Common Stock held by the Grantee.  If the Grantee’s Employment is terminated for Cause, as determined by the Administrator in its sole discretion, all Transfer Restricted Class A Common Stock held by the Grantee shall automatically be forfeited, unless otherwise determined by the Administrator, in its sole discretion.  The Grantee hereby consents and agrees to immediately surrender and deliver such Transfer Restricted Class A Common Stock to the Corporation, without the payment of any consideration, receipt of any further notice or fulfillment of any other condition.  Any forfeiture of Transfer Restricted Class A Common Stock pursuant to this Section 3.3(c) shall require no additional procedures on the part of the Corporation or its Affiliates.

(d)
Any purported Transfer of Transfer Restricted Class A Common Stock that is not in accordance with this Section 3.3 is null and void.  In the event of a property settlement or separation agreement between the Grantee and his or her spouse, the Grantee agrees that he or she shall use reasonable efforts to retain all of his or her RSUs and Transfer Restricted Class A Common Stock and shall reimburse his or her spouse for any interest he or she may have under this Agreement out of funds, assets or proceeds separate and distinct from his or her interest under this Agreement.

Section 3.4.   Minimum Retained Ownership Requirement.

The provisions of this Section 3.4 shall not be applicable to the RSUs granted to the Grantee hereunder if so indicated on the RSU Grant Certificate.

(a)
For so long as the Grantee retains his or her Employment, the Grantee (collectively with all Permitted Transferees, if applicable) must continuously hold an aggregate number of Class A Common Stock Equivalents (defined below) that is at least equal to the Minimum Retained Ownership Percentage of the cumulative amount of (x) all RSUs granted to the Grantee under this Agreement and (y) all other RSUs subject to a minimum retained ownership requirement that have been or are hereafter granted to the Grantee under the Plan, in each case, that have become vested pursuant to Section 2 (or similar provision in any other applicable grant agreement), prior to any net Settlement permitted by Section 4.6 (or similar provision in any other applicable grant agreement).

(b)
“Class A Common Stock Equivalents” means any combination of: (i) RSUs that are or become vested pursuant to Section 2 of this Agreement and shares of Class A Common Stock delivered upon Settlement of any such RSUs (even if they are Transfer Restricted Class A Common Stock) and (ii) RSUs subject to a minimum retained ownership requirement granted to the Grantee under the Plan that are or become vested pursuant to a provision similar to Section 2 of this Agreement and shares of Class A Common Stock delivered upon Settlement of any such RSUs (even if a provision similar to the transfer restrictions on Transfer Restricted Class A Common Stock has not yet been satisfied).

(c)
Any purported Transfer of any Class A Common Stock that would result in a violation of this Section 3.4 is null and void. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 4.8) this Section 3.4 shall survive any termination of this Agreement.

Section 3.5.   Waiver of Restrictions.  The Administrator may, from time to time, waive the provisions of Section 3.3 or Section 3.4 of this Agreement, subject to the imposition of any conditions or further requirements, as determined by the Administrator in its sole discretion.  Without limiting the foregoing, to the extent the Administrator waives the application of Section 3.3 or Section 3.4, (i) the Administrator may impose equivalent restrictions on the Grantee's other equity, if any, held in KKR Holdings L.P., the Corporation or any of their respective Affiliates (or any of their respective equity incentive plans) and (ii) the Grantee hereby consents in advance to the imposition of such equivalent restrictions for purposes of the governing documents of Grantee’s other equity, if any, held in KKR Holdings L.P., the Corporation or any of their respective Affiliates (or any of their respective equity incentive plans).

ARTICLE IV
MISCELLANEOUS

Section 4.1.   Governing Law. This Agreement and RSU Grant Certificate shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any otherwise governing principles of conflicts of law that would apply the Laws of another jurisdiction.

Section 4.2.   Plan.  The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

Section 4.3.   Arbitration. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE U.S. FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 4.3, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling the other party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award. The Grantee irrevocably appoints the Secretary or General Counsel of the Corporation as such Grantee’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Grantee of any such service of process, shall be deemed in every respect effective service of process upon the Grantee in any such action or proceeding. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the content or results of any arbitration hereunder without the prior written consent of the Corporation and the Grantee, other than general statements.

Section 4.4.   Remedies; Recoupment; Right to Set-Off.

(a)
The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by Law or under the terms of any other applicable agreement.

(b)
To the extent required or advisable, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules promulgated thereunder and any other similar Laws, the Administrator may specify in any other document or a policy to be incorporated into this Agreement by reference, that the Grantee’s rights, payments, and benefits with respect to RSUs awarded hereunder and/or Class A Common Stock delivered to the Grantee in respect of RSUs awarded hereunder shall be subject to reduction, cancellation, forfeiture or recoupment.

(c)
The Administrator may set-off any amounts due under this Agreement or otherwise against any amounts which may be owed to the Corporation or its Affiliates, as applicable, by the Grantee under this Agreement, any other relationship or otherwise.  The Grantee hereby expressly authorizes the Corporation and its Affiliates to take any and all actions on the Grantee’s behalf (including, without limitation, payment, credit and satisfaction of amounts owed) in connection with the set-off of any amounts owed to the Corporation or its Affiliates or otherwise.

Section 4.5.   Amendments and Waivers.

(a)
This Agreement (including the RSU Grant Certificate and Appendices A through D attached hereto, as applicable) may be amended, supplemented, waived or modified only in accordance with Section 4(b) of the Plan or Section 13 of the Plan, as applicable, or as may be required for purposes of compliance or enforceability with applicable local Law; provided, however, that the RSU Grant Certificate shall be deemed amended from time to time to reflect any adjustments provided for under the Plan.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.6.   Withholding.

(a)          The provisions of Section 4(d) of the Plan are incorporated herein by reference and made a part hereof. Regardless of any action the Corporation or the Designated Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Designated Service Recipient.  The Grantee further acknowledges that the Corporation and/or the Designated Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items and (2) are under no obligation to structure the terms of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. The Corporation may refuse to issue or deliver Class A Common Stock, the Cash Payment or the proceeds of the sale of Class A Common Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as set forth in this Section 4.6.

(b)          Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Corporation and/or the Designated Service Recipient to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Corporation and/or the Designated Service Recipient to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from the Cash Payment, the Grantee’s wages or other cash compensation paid to the Grantee by the Corporation and/or the Designated Service Recipient; or

(ii)
withholding from proceeds of the sale of Class A Common Stock delivered upon Settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Grantee’s behalf pursuant to this authorization); or

(iii)	withholding in Class A Common Stock to be delivered upon Settlement of the RSUs.

The Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Grantee’s jurisdiction(s), in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Class A Common Stock.  If the obligation for Tax-Related Items is satisfied by withholding in Class A Common Stock, the Grantee is deemed to have been issued the full number of shares of Class A Common Stock subject to the Settled Class A Common Stock, notwithstanding that a number of shares of Class A Common Stock are held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee shall pay to the Corporation or the Designated Service Recipient any amount of Tax-Related Items that the Corporation or the Designated Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.

Section 4.7.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified):

(a)	If to the Corporation, to:

KKR & Co. Inc.
9 West 57th Street, Suite 4200
New York, New York 10019
U.S.A.
Attention: General Counsel and Secretary

(b)	If to the Grantee, to the most recent address for the Grantee in the books and records of the Corporation or the Designated Service Recipient, as applicable.

Section 4.8.   Entire Agreement; Termination of Agreement; Survival.

(a)
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto. The Grantee acknowledges that the grant of RSUs provided for under this Agreement is in full satisfaction of any and all grants of equity or equity-based awards that representatives of the Corporation or its Affiliates, on or prior to the date hereof, may have informed the Grantee that such Grantee is entitled to receive.

(b)
This Agreement shall terminate when the Grantee and all Permitted Transferees cease to hold any of the RSUs or Transfer Restricted Class A Common Stock that have been granted or delivered, as applicable, hereunder. Notwithstanding anything to the contrary herein, this Article IV shall survive any termination of this Agreement.

Section 4.9.   Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.10.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 4.11.   Appendices. Appendices A, B, C and D constitute part of this Agreement.  Notwithstanding the provisions of this Article IV, the provisions of Sections 10 through 19 (inclusive) of Appendix C shall govern solely with respect to, and shall be applicable only to the interpretation, administration and enforcement of the provisions of Appendix C, but not to any other provisions of this Agreement or any other Appendix.

Section 4.12.   Further Assurances. The Grantee shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 4.13.   Section 409A; Employment with Designated Service Recipient.

(a)
This Section 4.13(a) applies to Grantees who are U.S. tax residents (such as, a U.S. citizen, green card holder or a U.S. tax resident under the substantial presence test) to the extent applicable.  All references to any “separation from service” or termination of the Employment of or the services to be provided by the Grantee, shall be deemed to refer to a “separation from service” within the meaning of Section 409A, if applicable.  Notwithstanding anything herein to the contrary, (i) if at the time of the Grantee’s termination of Employment the Grantee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or delivery of Class A Common Stock otherwise payable or provided hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then, to the extent that Section 409A applies to the RSUs, the Corporation will defer the commencement of the payment of any such payments or delivery hereunder (without any reduction in such payments or delivery of Class A Common Stock ultimately paid or provided to the Grantee) until the date that is six months following the Grantee’s termination of Employment (or the earliest date as is permitted under Section 409A) and (ii) if any other payments or other deliveries due to the Grantee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other deliveries shall be deferred if deferral will make such payment or other delivery compliant under Section 409A, or otherwise such payment or other delivery shall be restructured, to the extent possible, in a manner, determined by the Administrator, that does not cause such an accelerated or additional tax.  The Corporation shall use commercially reasonable efforts to implement the provisions of this Section 4.14(a) in good faith; provided that none of the Corporation, the Administrator nor any of the Corporation’s, KKR Group’s employees, directors or representatives shall have any liability to the Grantee with respect to this Section 4.13(a).

(b)
Nothing in this Agreement shall be deemed to obligate the Corporation, Designated Service Recipient, or KKR Group, as applicable, to employ the Grantee in any capacity whatsoever or to prohibit or restrict the Corporation, Designated Service Recipient, or KKR Group, as applicable, from terminating the Grantee’s Employment at any time or for any reason whatsoever, with or without Cause.

Section 4.14.   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Agreement.

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IN WITNESS WHEREOF, the Corporation has executed this Agreement as of the date specified under the signature of the Grantee.

KKR & CO. INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned Grantee has caused this counterpart signature page to this Agreement to be duly executed as of the date specified under the signature of the Grantee.

“GRANTEE”

Electronic Signature

Name: Participant Name

Dated: Grant Date

APPENDIX A

DEFINITIONS

In addition to the defined terms set forth in the Plan, the following terms shall have the following meanings for purposes of the Agreement:

“Cause” means, with respect to the Grantee, the occurrence or existence of any of the following as determined fairly on an informed basis and in good faith by the Administrator: (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against any member of the KKR Group (including the Corporation), KKR Holdings L.P., KKR Associates Holdings L.P., a Fund (as defined below), or a Portfolio Company (as defined below), (ii) a Regulatory Violation that has a material adverse effect on (x) the business of any member of the KKR Group or (y) the ability of the Grantee to function as an employee, associate or in any similar capacity (including consultant) with respect to the KKR Group, taking into account the services required of the Grantee and the nature of the business of the KKR Group, or (iii) a material breach by the Grantee of a material provision of any Written Policies or the deliberate failure by the Grantee to perform the Grantee’s duties to the KKR Group, provided that in the case of this clause (iii), the Grantee has been given written notice of such breach or failure within 45 days of the KKR Group becoming aware of such breach or failure and, where such breach or failure is curable, the Grantee has failed to cure such breach or failure within (A) 15 days of receiving notice thereof or (B) such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such breach or failure provided that the Grantee is then working diligently to cure such breach or failure. If such breach or failure is not capable of being cured, the notice given to the Grantee may contain a date of termination that is earlier than 15 days after the date of such notice.

“Designated Service Recipient” means any member of the KKR Group that employs the Grantee or with which the Grantee is similarly associated.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects such Person’s duties and responsibilities to the KKR Group by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Administrator may reasonably determine in its sole discretion.

“Employment” means the Grantee’s employment (including any similar association determined by the Administrator to constitute employment for purposes of this Agreement) with the Designated Service Recipient or any other member of the KKR Group.

 “Group Partnerships” means KKR Management Holdings L.P., a Delaware limited partnership, KKR Fund Holdings L.P., a Cayman Island exempted limited partnership, and KKR International Holdings L.P., a Cayman Island exempted limited partnership, along with each of their successors and any other legal entity designated in the future as a “Group Partnership” by the Corporation.

“KKR Capstone” means (i) KKR Capstone Americas LLC, KKR Capstone EMEA LLP, KKR Capstone EMEA (International) LLP, KKR Capstone Asia Limited and any other “Capstone” branded entity that provides similar consulting services to the KKR Group and Portfolio Companies, and (ii) the direct and indirect parents and subsidiaries of the foregoing.

“KKR Group” means the Group Partnerships, the direct and indirect parents of the Group Partnerships (including but not limited to the Corporation), any direct or indirect subsidiaries of such parents or the Group Partnerships, the general partner or similar controlling entities of any investment fund, account or vehicle that is managed, advised or sponsored by the KKR Group (the “Funds”) and any other entity through which any of the foregoing directly or indirectly conducts its business, but shall exclude Portfolio Companies.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Corporation or any Grantee, as the case may be.

A-1

“Minimum Retained Ownership Percentage” means the percentage set forth on the RSU Grant Certificate.

“Permitted Transferee” means (A) any person who is a “family member” of the Grantee, as such term is used in the instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Grantee and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Grantee and his or her Immediate Family Members;  (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes; or (E) any other Person the Administrator consents to.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

“Portfolio Company” means any company in which a Fund or a member of the KKR Group has an investment and through which such Fund or member does not conduct its business.

“Regulatory Violation” means, with respect to the Grantee (i) a conviction of the Grantee based on a trial or by an accepted plea of guilt or nolo contendere of any felony or misdemeanor crime involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery, (ii) a final determination by any court of competent jurisdiction or governmental regulatory body (or an admission by the Grantee in any settlement agreement) that the Grantee has violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations (or an admission by the Grantee in any settlement agreement) that the Grantee has violated the written rules of such self-regulatory organization that are applicable to any member of the KKR Group.

“Retirement” means the resignation by the Grantee of the Grantee’s Employment with the KKR Group (other than for Cause), on or after the date that the Grantee’s age, plus the Grantee’s years of Employment with the KKR Group equals at least 80.

“Retirement RSUs” means, with respect to any Grantee whose Employment terminates due to Retirement, any RSUs with a Service Vesting Date that would, if the Grantee’s Employment were not so terminated, occur within two years after the date of such termination due to Retirement.

“RSU Grant Certificate” means the RSU Grant Certificate delivered to the Grantee and attached to this Agreement, as the same may be modified pursuant to Section 4.5(a) of the Agreement.

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as the same may be amended from time to time, and the applicable regulations, including temporary regulations, promulgated under such Section, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

 “Service Vesting Date” means, with respect to any RSU, the date set forth in the RSU Grant Certificate as the “Service Vesting Date.”

“Settle”, “Settled” or “Settlement” means the discharge of the Corporation’s obligations in respect of an RSU through the delivery to the Grantee of (i) Class A Common Stock or (ii) a Cash Payment, in each case in accordance with Article II.

“Transfer” or “Transferred” means with respect to any RSU or Class A Common Stock, as applicable, any (i) sale, assignment, transfer or other disposition thereof or any interests therein or rights attached thereto, whether voluntarily or by operation of Law, or (ii) creation or placement of any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Written Policies” means the written policies of the KKR Group included in its employee manual, code of ethics and confidential information and information barrier policies and procedures and other documents relating to the Grantee's Employment with the KKR Group.

A-2

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS

Terms and Conditions

The terms and conditions in this Appendix B supplement the provisions of the Agreement, unless otherwise indicated herein.  Capitalized terms contained in this Appendix B and not defined herein shall have the same meaning as such terms are defined in the Agreement into which this Appendix B is incorporated by reference therein and to which this Appendix B is attached, or the Plan, as applicable.

1.          Data Protection

The Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement, any other RSU materials and the Corporation’s applicable employee Privacy Notice available at KKR Central.  Such personal data may be collected, used and transferred by and among, as applicable, the Corporation, the Designated Service Recipient, any other Affiliate and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Corporation’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Corporation’s, the Designated Service Recipient’s and/or the Grantee’s tax obligations.   The Grantee understands that the collection, use and transfer of his or her personal data is mandatory for compliance with applicable law and necessary for the performance of the Plan and that the Grantee’s refusal to provide such personal data would make it impossible for the Corporation to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan.

2.          Nature of Grant

In accepting the Award, the Grantee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time;

(b)
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)	all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Corporation;

(d)
the Grantee’s participation in the Plan shall not create a right to further Employment with the Designated Service Recipient and shall not interfere with the ability of the Designated Service Recipient to terminate the Grantee’s Employment or service relationship (if any) at any time;

(e)	the Grantee is voluntarily participating in the Plan;

(f)
the RSUs and the Class A Common Stock subject to the RSUs, and the income from and value of same, are extraordinary items, which are outside the scope of the Grantee’s Employment or service contract, if any;

(g)
the RSUs and the Class A Common Stock subject to the RSUs, and the income from  and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or retirement or welfare benefits or similar mandatory payments;

(h)
the grant of RSUs and the Grantee’s participation in the Plan will not be interpreted to form an Employment or service contract or relationship with the Corporation, the Designated Service Recipient or any Affiliate;

(i)	the future value of the underlying Class A Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Grantee’s Employment (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid), and in consideration of the grant of RSUs, the Grantee agrees not to institute any claim against the Corporation, the Designated Service Recipient or any Affiliate;

(k)
unless otherwise agreed with the Corporation in writing, the RSUs  and the Class A Common Stock subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of the Designated Service Recipient, the Corporation or any Affiliate;

(l)	subject to Section 9 of the Plan, the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(m)	the following provisions apply only if the Grantee is providing services outside the United States:

(i)	the RSUs and the Class A Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose;

(ii)	the RSUs and the Class A Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation; and

(iii)
neither the Designated Service Recipient, the Corporation nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Grantee pursuant to the vesting of the RSUs or the subsequent sale of any Class A Common Stock acquired upon vesting.

3.          No Advice Regarding Award

The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Class A Common Stock.  The Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

4.          Language

If the Grantee has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.          Electronic Delivery and Acceptance

The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

6.          Restrictions on Trading in Securities

In addition to any policies and procedures which govern Grantee’s ability to trade in Class A Common Stock as well as other securities of the Corporation set forth in the Corporation’s trading window policy, Grantee may be subject to additional securities trading and market abuse laws depending on the Grantee’s country, the broker’s country or where the Class A Common Stock is listed.  These laws may affect Grantee’s ability to accept, acquire, sell or otherwise dispose of Class A Common Stock or rights to Class A Common Stock (e.g., RSUs) or rights linked to the value of Class A Common Stock (e.g., phantom awards, futures), particularly during such times as the Grantee is considered to have access to material nonpublic information concerning the Corporation (as defined by the Laws of the applicable country).  Local insider trading Laws may prohibit the cancellation or amendment of orders placed by the Grantee before he or she possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these Laws or regulations are separate from and in addition to any policies and procedures set forth by the Corporation.  The Grantee is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

7.          Foreign Asset / Account and/or Tax Reporting and Exchange Control Obligations

Depending upon the country to which Laws the Grantee is subject, the Grantee may have certain exchange control, foreign asset and/or account reporting requirements that may affect the Grantee’s ability to acquire or hold Class A Common Stock under the Plan or cash received from participating in the Plan (including from any sale proceeds arising from the sale of Class A Common Stock) in the Grantee’s Fidelity brokerage account or a bank or other brokerage account outside the Grantee’s country of residence. The Grantee’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in the Grantee’s country.  The Grantee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her own personal tax, legal and financial advisors regarding same.

APPENDIX C

Confidentiality and Restrictive Covenant Obligations

A.          Capitalized terms contained in this Appendix C and not defined herein shall have the same meaning as such terms are defined in the Agreement into which this Appendix C is incorporated by reference therein and to which this Appendix C is attached, or the Plan, as applicable. Further, for the purposes of this Appendix C, the “Corporation” shall refer to the KKR Group;

B.          In connection with the Grantee’s employment, engagement, association or other similar affiliation with an entity of the KKR Group, the Grantee is being issued one or more RSUs pursuant to the Agreement to which this Appendix C is attached;

C.          The Grantee acknowledges and agrees that the Grantee will receive financial benefits from the KKR Group’s business through their participation in the value of the RSUs. The Grantee further acknowledges and agrees that (i) during the course of the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, the Grantee will receive and have access to confidential information of the KKR Group and the Portfolio Companies (collectively, the “KKR Related Entities”) and have influence over and the opportunity to develop relationships with Clients, Prospective Clients, Portfolio Companies and partners, members, employees and associates of the Corporation; and (ii) such confidential information and relationships are extremely valuable assets in which the KKR Group has invested, and will continue to invest, substantial time, effort and expense in developing and protecting;

D.          The Grantee acknowledges and agrees that (i) the RSUs will materially benefit the Grantee; (ii) it is essential to protect the business interests and goodwill of the Corporation and that the Corporation be protected by the restrictive covenants and confidentiality undertaking set forth herein; (iii) it is a condition precedent to the Grantee receiving RSUs that the Grantee agree to be bound by the restrictive covenants and confidentiality undertaking contained herein; and (iv) the KKR Group would suffer significant and irreparable harm from a violation by the Grantee of the confidentiality undertaking set forth herein as well as the restrictive covenants set forth herein for a period of time after the termination of the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group; and

E.          This Appendix C is made in part for the benefit of the KKR Group and the Designated Service Recipient and the parties intend, acknowledge, and agree that the KKR Group and the Designated Service Recipient are third party beneficiaries of this Appendix C and any one of them is authorized to waive compliance with any provision hereof by delivering a written statement clearly expressing the intent to waive such compliance to the Grantee and a duly authorized representative of the KKR Group or Designated Service Recipient.

NOW, THEREFORE, to provide the Corporation with reasonable protection of its interests and goodwill and in consideration for (i) the RSUs and any other consideration that the Grantee will receive in connection with and as a result of the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group ; (ii) the material financial and other benefits that the Grantee will derive from such RSUs and other consideration (if any); and (iii) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Grantee hereby agrees to the following restrictions:

1.	Outside Business Activities.

The Grantee acknowledges that, during the course of the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, the Grantee will be subject to the Written Policies. The Written Policies include restrictions that limit the ability of the Grantee to engage in outside business and other activities without the prior approval of the Corporation. If the Grantee has an employment, engagement or other similar contract with the KKR Group, the Grantee may be subject to similar restrictions under that agreement. The Grantee hereby agrees that, during the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, the Grantee will comply with all such restrictions that are from time to time in effect which are applicable to the Grantee.

2.	Confidentiality Undertaking.

The Grantee acknowledges that, during the course of the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, the Grantee will receive and have access to Confidential Information (as defined below) of the Corporation and the Portfolio Companies.  Recognizing that any disclosure of such information could have serious consequences to one or more of the Corporation and the Portfolio Companies, the Grantee hereby agrees that, except as provided herein, the Grantee will not under any circumstances (either while employed, engaged, associated or otherwise affiliated with the KKR Group, or at any time after the Termination Date) for any purpose other than in the ordinary course of the performance of the Grantee’s duties as an employee, consultant, associate or other affiliated person of the KKR Group, use or divulge, communicate, publish, make available, or otherwise disclose any Confidential Information to any person or entity, including but not limited to any business, firm, governmental body, partnership, corporation, press service or otherwise, other than to (i) any executive or employee of the Corporation in the ordinary course of the performance of Grantee’s duties as an employee, consultant, associate or other affiliated person of the KKR Group; (ii) any person or entity to the extent explicitly authorized by an executive of the Corporation in the ordinary course of the performance of Grantee’s duties as an employee, consultant, associate or other affiliated person of the KKR Group; (iii) any attorney, accountant, consultant or similar service provider retained by the Corporation who is required to know such information and is obligated to keep such information confidential; or (iv) any person or entity to the extent the law or legal process requires disclosure by the Grantee, provided that, in the case of clause (iv), the Grantee must first give the Corporation or the Designated Service Recipient prompt written notice of any such requirement, disclose no more information than is so required in the opinion of competent legal counsel, and cooperate fully with all efforts by the Corporation to obtain a protective order or similar confidentiality treatment for such information.

Nothing in this Appendix C shall prohibit or impede the Grantee from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission or the National Labor Relations Board, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  The Grantee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.   The Grantee shall not be required to give prior notice to (or get prior authorization from) the Corporation regarding any such communication or disclosure.  Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Grantee authorized to disclose any information covered by the Corporation’s or its Affiliates’ attorney-client privilege or attorney work product or the Corporation’s trade secrets without the prior written consent of the Corporation.

As used in this Section 2, an “executive” of the KKR Group means an employee of the Corporation with the title of “Member,” “Managing Director,” “Director,” “Principal” or other employee of the Corporation acting in a managerial or supervisory capacity. “Confidential Information” means (a) all confidential, proprietary or non-public information of, or concerning the business, operations, activities, personnel, finances, plans, personal lives, habits, history, clients, investors, or otherwise of the KKR Related Entities or any person who at any time is or was a member, partner, officer, director, other executive, employee or stockholder of any of the foregoing, (b) all confidential, proprietary or non-public information of or concerning any member of a family of any of the individuals referred to in clause (a), whether by birth, adoption or marriage (including but not limited to any of their current or former spouses or any living or deceased relatives), and (c) all confidential, proprietary or non-public information of or concerning any of the clients or investors of the KKR Related Entities or any other person or entity with which or whom any of the KKR Related Entities or their respective clients or investors does business or has a relationship. Confidential Information includes information about the KKR Related Entities relating to or concerning any of their (i) finances, investments, profits, pricing, costs, and accounting, (ii) intellectual property (including but not limited to patents, inventions, discoveries, plans, research and development, processes, formulae, reports, protocols, computer software, databases, documentation, trade secrets, know-how and business methods), (iii) personnel, compensation, recruiting and training, and (iv) any pending or completed settlements, arbitrations, litigation, governmental investigations and similar proceedings. Notwithstanding the foregoing, Confidential Information does not include any portions of the foregoing that the Grantee can demonstrate by sufficient evidence satisfactory to the Corporation that has been (i) lawfully published in a form generally available to the public prior to any disclosure by the Grantee in breach of this Appendix C or (ii) made legitimately available to the Grantee by a third party without breach of any obligation of confidence owed to the Corporation or any Portfolio Company.

Without limiting the generality of the foregoing, the Grantee agrees that it will be a breach of this Appendix C to write about, provide, disclose or use in any fashion at any time any Confidential Information that is or becomes part of the basis for, or is used in any way in connection with any part of any book, magazine or newspaper article, any interview or is otherwise published in any media of any kind utilizing any technology now known or created in the future.

Upon termination of the Grantee's employment, engagement, association or other similar affiliation with the KKR Group, for any reason, the Grantee hereby agrees to (i) cease and not thereafter commence any and all use of any Confidential Information; (ii) upon the request of the Corporation promptly deliver to the Corporation or, at the option of the Corporation destroy, delete or expunge all originals and copies of any Confidential Information in any form or medium in the Grantee’s possession or control (including any of the foregoing stored or located in the Grantee’s home, laptop or other computer that is not the property of the Corporation, its Affiliates or Portfolio Companies); (iii) notify and fully cooperate with the Corporation regarding the delivery or destruction of any other Confidential Information of which the Grantee is aware; and (iv) upon the request of the Corporation sign and deliver a statement that the foregoing has been accomplished.

The Grantee acknowledges that he or she is aware that applicable securities laws place certain restrictions on any person who has received from an issuer material, non-public information concerning the issuer with respect to purchasing or selling securities of such issuer or from communicating such information to any other person and further agrees to comply with such securities laws.  Without limiting anything in this Appendix C, the Grantee hereby expressly confirms his or her explicit understanding that the Grantee’s obligations hereunder are in addition to, and in no way limit, the Grantee’s obligations under compliance procedures of the Corporation including those contained in the Written Policies.

Notwithstanding anything in this Appendix C to the contrary, the Grantee may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any member of the Corporation in which the Grantee holds an interest and all materials of any kind (including opinions or other tax analyses) that are provided to the Grantee relating to such tax treatment and tax structure.

3.	Notice Period.

The Grantee acknowledges and agrees that the Designated Service Recipient may terminate his or her employment, engagement, association or other similar affiliation with the Designated Service Recipient at any time for any reason or for no reason at all with or without reasons constituting Cause.

The Designated Service Recipient or the Grantee, as applicable, shall provide advance written notice (which may be by email) of the termination of  the Grantee’s employment, engagement, association or other similar affiliation with the Designated Service Recipient at least 90 days prior to actual termination (such 90-day period, the “Notice Period”); provided, however, that no advance notice shall be required by the Designated Service Recipient and the provisions of this Section 3 shall not be applicable to the Designated Service Recipient if the Grantee’s employment, engagement, association or other similar affiliation is terminated by the Designated Service Recipient for reasons constituting Cause or due to any conduct by Grantee that, in the judgment of the Designated Service Recipient in its sole discretion, amounts to gross negligence or reckless or willful misconduct.

Notice pursuant to this Section 3 shall be provided by the Grantee to any of the Chief Executive Officers, General Counsel or Head of Human Capital and Strategic Talent of the KKR Group.

During the Notice Period, the Grantee shall perform his or her regular duties and any transitional responsibilities (including but not limited to helping to transition work, projects, and Client relationships internally to others) as determined and directed by the Designated Service Recipient in its sole discretion, and Grantee shall not be employed, engaged, associated or otherwise similarly affiliated with any business other than the business of the KKR Group; provided, however, the Designated Service Recipient reserves the right to require the Grantee not to be in the offices of the KKR Group, not to undertake all or any of the Grantee’s duties or not to contact Clients or Prospective Clients (as defined in Section 5 below), other persons employed, engaged, associated or otherwise similarly affiliated with the KKR Group, or others (or any combination thereof) unless otherwise instructed during all or any part of the Notice Period.  During the Notice Period, and except as provided in the next sentence, the Grantee shall continue to receive his or her salary, and the Grantee shall not be entitled to receive or be considered for payment of any other amount for his or her services during the Notice Period (including without limitation any bonus or equity award).  In addition, the Designated Service Recipient in its sole discretion may elect to reduce the Notice Period and pay the Grantee his or her salary, but no other amount, for the period from the conclusion of the reduced Notice Period to the end of the original Notice Period, and the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, shall be terminated as of the day immediately following the conclusion of the reduced Notice Period.

4.	Non-Compete.

The Grantee hereby agrees that, while employed, engaged, associated or otherwise similarly affiliated with the KKR Group, and in addition during the Non-Compete Period (as defined below), the Grantee will not, directly or indirectly, set up, be employed or engaged by, hold an office in or provide consulting, advisory or other similar services to or for the benefit of, a Competing Business (i) where the activities or services of the Grantee in relation to the Competing Business are similar or substantially related to any activity that the Grantee engaged in or any service that  the  Grantee  provided,  in  connection  with  the  Grantee’s employment, engagement, association or other similar affiliation with the KKR Group (ii) that competes with a business for which the Grantee had direct or indirect managerial or supervisory responsibility with the KKR Group including through the Grantee’s position on the Management Committee or similar committee or group, including without limitation the Public Markets & Distribution Management Committee, for one or more businesses of the KKR Group, in each case, at any time during the 12 months preceding the Termination Date.

For the purposes of this Appendix C, a “Competing Business” means a business that competes (i) in a Covered Country with any business conducted by the Corporation on the date on which the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group is terminated (the “Termination Date”) or (ii) in any country with any business that the Corporation was, on the Termination Date, formally considering conducting. A “Covered Country” means the United States, United Kingdom, the Republic of Ireland, France, Hong Kong, China, Japan, the Republic of Korea, Australia, India, United Arab Emirates, Saudi Arabia, Canada, Singapore, Spain, Luxembourg or any other country where the Corporation conducted business on the Termination Date; provided that if the Grantee is located in Japan, the definition of Covered Country shall exclude the phrase “any other country where the Corporation conducted business on the Termination Date” to the extent unenforceable under applicable law.

The “Non-Compete Period” for the Grantee shall commence on the Termination Date and shall expire upon the twelve month anniversary of the Termination Date.  Notwithstanding the foregoing, if the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, is terminated involuntarily and for reasons not constituting Cause, the Non-Compete Period will expire on the six month anniversary of the Termination Date.

Notwithstanding the foregoing, nothing in this Appendix C shall be deemed to prohibit the Grantee from (i) associating with any business whose activities consist principally of making passive investments for the account and benefit of the Grantee or members of the Grantee’s immediate family where such business does not, within the knowledge of the Grantee, compete with a business of the KKR Group for specific privately negotiated investment opportunities; (ii) making and holding passive investments in publicly traded securities of a Competing Business where such passive investment does not exceed 5% of the amount of such securities that are outstanding at the time of investment; or (iii) making and holding passive investments in limited partner or similar interests in any investment fund or vehicle with respect to which the Grantee does not exercise control, discretion or influence over investment decisions.

5.	Non-Solicitation of Clients and Prospective Clients; Non-Interference.

The Grantee hereby agrees that, while employed, engaged, associated or otherwise similarly affiliated with the KKR Group, and in addition during the Post-Termination Restricted Period (as defined below), the Grantee will not, directly or indirectly, (i) solicit, or assist any other person in soliciting, the business of any Client or Prospective Client for, or on behalf of, a Competing Business; (ii) provide, or assist any other person in providing, for any Client or Prospective Client any services that are substantially similar to those that the Corporation provided or proposed to be provided to such Client or Prospective Client; or (iii) impede or otherwise interfere with or damage, or attempt to impede or otherwise interfere with or damage, any business relationship or agreement between the Corporation and any Client or Prospective Client. As used in this Section 5, “solicit” means to have any direct or indirect communication inviting, advising, encouraging or requesting any person to take or refrain from taking any action with respect to the giving by such person of business to a Competing Business, regardless of who initiated such communication.

For purposes of this Appendix C, “Client” means any person (a) for whom the Corporation provided services, including any investor in any Fund, any client of the KKR Group’s broker-dealer business, or any Portfolio Company and (b) with whom the Grantee, individuals reporting to the Grantee or any other individuals over whom the Grantee had direct or indirect managerial or supervisory responsibility  had any contact or dealings on behalf of, and involving Confidential Information of, the Corporation during the 12 months prior to the Termination Date; and “Prospective Client” means any person with whom (I) the Corporation has had negotiations or discussions concerning becoming a Client and (II) the Grantee, individuals reporting to the Grantee or any other individuals over whom the Grantee had direct or indirect managerial or supervisory responsibility had any contact or dealings on behalf of, and involving Confidential Information of, the Corporation during the 12 months prior to the Termination Date.

6.	Non-Solicitation of Personnel; No Hire.

The Grantee hereby agrees that, while employed, engaged, associated or otherwise similarly affiliated with the KKR Group, and in addition during the Post-Termination Restricted Period, the Grantee will not, directly or indirectly,  solicit, employ, engage or retain, or assist any other person in soliciting, employing, engaging or retaining, any Covered Person. As used in this Section 6, “solicit” means to have any direct or indirect communication inviting, advising, encouraging or requesting any Covered Person to terminate his or her employment, engagement, association or other affiliation with the KKR Group or KKR Capstone or recommending or suggesting that a third party take any of the foregoing actions, including by way of identifying such Covered Person to the third party, in each case regardless of who initiated such communication.

For purposes of this Appendix C, a “Covered Person” means a person who is or on the Termination Date was either (i) employed or engaged by the KKR Group as an employee or officer or otherwise associated or similarly affiliated with the KKR Group in any position, including as a member or partner, having functions and duties substantially similar to those of an employee or officer; (ii) a Senior Advisor, Industry Advisor or KKR Advisor to the KKR Group; (iii) employed or engaged by KKR Capstone as an employee or officer or otherwise associated or similarly affiliated with KKR Capstone in any position, including as a member or partner, having functions and duties substantially similar to those of an employee or officer; or (iv) a person who provides services to the Corporation or any Portfolio Company and has functions and duties that are substantially similar to those of a person listed in sub-clauses (i), (ii) or (iii) above.

7.	Post-Termination Restricted Period.

The “Post-Termination Restricted Period” for the Grantee shall commence on the Termination Date and shall expire upon the eighteen month anniversary of the Termination Date. Notwithstanding the foregoing, if the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group is terminated involuntarily and for reasons not constituting Cause, the Post-Termination Restricted Period will expire on the nine month anniversary of the Termination Date.  To the extent that the Grantee continues to be employed or engaged by, or otherwise associated or similarly affiliated with, the KKR Group, during any “garden leave” or “notice” period in which the Grantee is required to not perform any services for or enter the premises of the Corporation, and to otherwise comply with all terms and conditions imposed on the Grantee during such “garden leave” or “notice” period, the applicable Post-Termination Restricted Period shall be reduced by the amount of any such “garden leave” or “notice” period in which the Grantee complies with such terms.

8.	Intellectual Property; Works Made for Hire.

Except as otherwise agreed in writing between the Grantee and the Corporation, the Designated Service Recipient or other member of the KKR Group, as applicable, the Grantee agrees that all work and deliverables that the Grantee prepares, creates, develops, authors, contributes to or improves, either alone or with third parties, during the course of the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, within the scope of the services provided to or with the use of any of the resources of the KKR Group, including but not limited to notes, drafts, scripts, documents, designs, inventions, data, presentations, research results, developments, reports, processes, programs, spreadsheets and other materials and all rights and intellectual property rights thereunder including but not limited to rights of authorship (collectively, “Work Product”), are works-made-for-hire owned exclusively by the KKR Group.  The Grantee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by law, all right, title and interest that the Grantee may have in such Work Product (and any written records thereof) to the KKR Group (or any of its designees), to the extent ownership of any such rights does not vest originally with the KKR Group.  The Grantee acknowledges and agrees that the Units issued pursuant to the Agreement are sufficient compensation for such assignment, transference and conveyance. To the extent the foregoing assignment is deemed to be invalid or unenforceable, Grantee grants the KKR Group, at no additional charge an exclusive, worldwide, irrevocable, royalty-free, perpetual, assignable license under all intellectual property in and to the Work Product.

9.	Non-Disparagement.

The Grantee hereby agrees that the Grantee will not at any time during his or her employment, engagement, association or other similar affiliation with the Designated Service Recipient or for five years thereafter make any disparaging, defamatory, or derogatory written or oral statements or other communications about or in reference to the Designated Service Recipient, the Corporation, or any other member of the KKR Group or KKR Capstone (including their respective businesses or reputations), including but not limited to any of their Clients, Prospective Clients, Portfolio Companies, or Covered Persons; provided that this provision shall not prevent the Grantee from (i) making reports to or testifying before any court, governmental agency, or regulatory body, including the U.S. Securities and Exchange Commission, or pursuant to any legal or regulatory process or proceeding or (ii) engaging in activity protected by applicable law, rule or regulations, including the U.S. National Labor Relations Act.

10.	Representations; Warranties; Other Agreements.

The Grantee acknowledges and agrees that the Grantee will derive material financial and other benefits from the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, and that the restrictions contained herein are reasonable in all circumstances and necessary to protect the legitimate business interests of the Corporation, to have and enjoy the full benefit of its business interests and goodwill. The Grantee further agrees and acknowledges that such restrictions will not unnecessarily or unreasonably restrict or otherwise limit the professional opportunities of the Grantee should his or her employment, engagement, association or other similar affiliation with the KKR Group, terminate, that the Grantee is fully aware of the Grantee’s obligations under this Appendix C and that the livelihood of the Grantee is not impaired by the Grantee’s entry into the covenants contained herein. The Corporation and the Designated Service Recipient shall have the right, exercisable in its sole discretion, to directly or indirectly make a payment to the Grantee or grant other consideration if, and to the extent, necessary to enforce the restrictions contained herein in accordance with any applicable law.

11.	Certain Relationships.

The Grantee acknowledges and agrees that the Grantee’s compliance with this Appendix C is a material part of the Grantee’s arrangements with the Corporation. Notwithstanding anything to the contrary herein, this Appendix C does not constitute an employment, engagement or other similar agreement between the Grantee and the Corporation or any other of the KKR Related Entities (including but not limited to the Corporation), and shall not interfere with or otherwise affect any rights any such person or entity may have to terminate the Grantee’s employment, engagement, association or other similar affiliation at any time upon such notice as may be required by law or the terms of any agreement or arrangement with the Grantee.

12.	Injunctive Relief; Third Party Beneficiaries.

The Grantee acknowledges and agrees that the remedies of the Corporation and the Designated Service Recipient at law for any breach of this Appendix C would be inadequate and that for any breach of this Appendix C, the Designated Service Recipient may terminate your employment, engagement, association or other similar affiliation with the Corporation and shall, in addition to any other remedies that may be available to it at law or in equity, or as provided for in this Appendix C, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining the Grantee from committing or continuing to commit any violation of this Appendix C. The Grantee further acknowledges and agrees that the Corporation and the Designated Service Recipient shall not be required to prove, or offer proof, that monetary damages for a breach of this Appendix C would be difficult to calculate and that any remedies at law would be inadequate for any breach of this Appendix C. The parties intend, acknowledge, and agree that each member of the KKR Group is a third party beneficiary of this Agreement and is authorized to enforce any provision hereof by delivering a written statement expressing the intent to enforce the provisions hereof to the Grantee or the Designated Service Recipient. The Grantee has executed this Agreement for the benefit of each member of the KKR Group.

13.	Amendment; Waiver.

This Appendix C may not be amended, restated, supplemented or otherwise modified other than by an agreement in writing signed by the parties hereto; provided, however, that the Corporation, the KKR Group or the Designated Service Recipient may reduce the scope of, or waive compliance with any part of, any obligation of the Grantee arising under this Appendix C, at any time without any action, consent or agreement of any other party. No failure to exercise and no delay in exercising, on the part of any party, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The waiver of any particular right, remedy, power or privilege shall not affect or impair the rights, remedies, powers or privileges of any person with respect to any subsequent default of the same or of a different kind by any party hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and signed by the person asserted to have granted such waiver.

14.	Assignment.

This Appendix C may not be assigned by any party hereto without the prior written consent of the other party hereto, except that the consent of the Grantee shall be deemed to have been given to the Corporation and the Designated Service Recipient (and the Grantee acknowledges that the Corporation and the Designated Service Recipient shall therefore have the right without further consent) to assign its rights hereunder, in whole or in part, to (i) any member of the KKR Group that becomes a Designated Service Recipient or (ii) any person who is a successor of the Corporation or the Designated Service Recipient by merger, consolidation or purchase of all or substantially all of its assets, in which case such assignee shall be substituted for the Corporation and the Designated Service Recipient hereunder with respect to the provisions so assigned and be bound under this Appendix C and by the terms of the assignment in the same manner as the Corporation and the Designated Service Recipient was bound hereunder. Any purported assignment of this Appendix C in violation of this section shall be null and void.

15.	Governing Law.

This Appendix C shall be governed by and construed in accordance with the laws of the State of New York.

16.	Resolution of Disputes.

(a)
Subject to paragraphs (b) and (c) below, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance, non performance or termination of this Appendix C (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC”). If the parties to the Dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Appendix C shall continue if reasonably possible during any arbitration proceedings.

(b)
Prior to filing a Request for Arbitration or an Answer under the Rules of Arbitration of the ICC, as the case may be, the Corporation or the Designated Service Recipient may, in its sole discretion, require all Disputes or any specific Dispute to be heard by a court of law in accordance with paragraph (e) below and, for the purposes of this paragraph (b), each party expressly consents to the application of paragraphs (e) and (f) below to any such suit, action or proceeding. If an arbitration proceeding has already been commenced in connection with a Dispute at the time that the Corporation or the Designated Service Recipient commences such proceedings in accordance with this paragraph (b), such Dispute shall be withdrawn from arbitration.

(c)
Subject to paragraph (b) above, either party may bring an action or special proceeding in any court of law (or, if applicable, equity) for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (c), each party expressly consents to the application of paragraphs (e) and (f) below to any such suit, action or proceeding.

(d)
Except as required by law or as may be reasonably required in connection with judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

(e)
EACH PARTY HEREBY IRREVOCABLY SUBMITS AND AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURTS, AND VENUE, LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPHS (B) OR (C) ABOVE. The parties acknowledge that the forum designated by this paragraph (e) has a reasonable relation to this Appendix C, and to the parties' relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in the preceding sentence or pursuant to paragraphs (b) or (c) above and such parties agree not to plead or claim the same.

(f)
The parties agree that if a suit, action or proceeding is brought under paragraphs (b) or (c) proof shall not be required that monetary damages for breach of the provisions of this Appendix C would be difficult to calculate and that remedies at law would be inadequate, and they irrevocably appoint the Secretary or General Counsel of the Corporation or the Designated Service Recipient or an officer of the Corporation or the Designated Service Recipient (at the then-current principal business address of the Corporation or the Designated Service Recipient) as such party’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party of any such service of process, shall be deemed in every respect effective service of process upon the party in any such action or proceeding.

17.	Entire Agreement.

This Appendix C contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Appendix C and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with the Corporation, the Corporation or KKR Holdings L.P. with respect to the subject matter of this Appendix C (including but not limited to any prior grant agreement for an equity award under the Plan that contains one or more appendices with respect to the subject matter of this Appendix C) or any Confidentiality and Restrictive Covenant Agreement previously executed with the Corporation, the Corporation or KKR Holdings L.P. The express terms of this Appendix C control and supersede any course of performance and any usage of the trade inconsistent with any of the terms of this Appendix C.

18.	Severability.

Notwithstanding Section 13 or any other provision of this Appendix C to the contrary, any provision of this Appendix C that is prohibited or unenforceable in any jurisdiction (including but not limited to the application, if applicable, of Rule 5.6 of the New York Rules of Professional Conduct (or successor rule)) shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such event, the invalid provision shall be partially enforced, reformed or substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision to give effect to the provision to the maximum extent permitted in such jurisdiction or in such case.  Grantee specifically acknowledges that Grantee has been provided with valuable consideration in exchange for the covenants set forth herein and, accordingly, such partial enforcement or reformation is necessary to avoid frustrating the Corporation’s purpose in awarding the Grantee such consideration.

19.	Interpretation.

Notwithstanding anything contained in Article IV of the Agreement, the provisions of Sections 10 through 19 (inclusive) of this Appendix C shall govern with respect to, and shall be applicable only to the interpretation, administration and enforcement of, the provisions of this Appendix C, and shall not govern or otherwise apply to, or have any administrative or interpretive effect on, any other provisions of the remainder of the Agreement or any other of its Appendices.

APPENDIX D

Fidelity Stock Plan Services, LLC
GRANTEE CONSENT
KKR & Co. Inc.

GRANTEE CONSENT

Pursuant to provisions of this grant agreement between me and KKR & Co. Inc. (the “Corporation”) and/or other parties thereto, and as a condition of receiving such grant agreement, I hereby authorize Fidelity Stock Plan Services, LLC and its affiliates (including, but not limited to Fidelity Brokerage Services LLC, National Financial Services LLC, and Fidelity Personal Trust Company, FSB) (“Fidelity”) (i) to act upon the directions of the Corporation or its designee direction to restrict my ability to sell, transfer or to take other actions with respect to certain Corporation equity that I may hold, and (ii) to act the directions of the Corporation or its designee, pursuant to provisions of the Corporation’s plans and this grant agreement requiring my forfeiture of Corporation equity if I violate certain restrictive covenants, to transfer in kind Corporation equity held by Fidelity on my behalf to the Corporation or its designee.

Grantee Name:	Participant Name

Grantee Signature:	Electronic Signature

Date:	Acceptance Date